Exhibit 99.1

Phoenix Technologies	Sapphire Investor Relations, LLC
David Eichler, Senior VP and CFO	Erica Mannion
(408) 570-1000	(212) 766-1800 x 3
investor_relations@phoenix.com	investor_relations@phoenix.com

Phoenix Technologies Ltd. Revises Revenue Guidance for the Fourth Quarter of

Fiscal 2006

Further Restructuring and Reduction in Workforce to Lower Expenses

MILPITAS, Calif. –September 22, 2006 – Phoenix Technologies Ltd. (NASDAQ: PTEC), the global market leader in core system software, today issued revised revenue guidance for the fourth quarter of fiscal year 2006 and also announced plans for additional restructuring through a reduction in workforce.

Revenue Guidance

The Company had previously indicated that it expected revenues for the fourth fiscal quarter, ending September 30, 2006, to be in the range of $12.5 million to $14.5 million. The Company now expects revenues for the fourth quarter to be in the range of $8.0 million to $9.0 million.

Woody Hobbs, the company’s new president and CEO explained the shortfall by pointing to earlier decisions and announcements. “Phoenix is a company with incredible strength in design engineering, and is the market leader in the development of the software that operates at the core of personal computers and servers. Historical sales and pricing policies have been successful at building our strong market share position, but may have undermined the perceived value of our contribution to the products in which we are installed. We have made the decision to eliminate the use of fully paid up licenses and the associated price discounting and this has impacted our fourth quarter revenues.”

Management expects that fully paid-up license revenues in Q4 will represent approximately 13% of total Q4 revenues – down from the 20% previously projected.

Two other factors contributed to the Company’s expected revenue guidance shortfall. “As we have introduced our new applications products to our channel partners and enterprise customers, we have found that their deployment requires a more complex IT infrastructure than had previously been recognized,” said Hobbs. “This has caused delays and losses of some previously anticipated sales. I am working with our sales and engineering teams to review our applications product and distribution strategies to address these issues.”

The third factor influencing the fourth quarter revenue shortfall was a greater than anticipated build-up in supply chain inventories resulting from Microsoft’s delay in launching its new Vista operating system.

Restructuring Plan

In an effort to further reduce expenses, the Company will today reduce its workforce by 14%, from 471 employees worldwide to 403. Most of the reductions will relate to the enterprise applications business and will include personnel in all regions. The Company expects to record a charge of approximately $2.1 million in the fourth quarter of fiscal year 2006 for severance related costs and other restructuring expenses. With the announced restructuring and other reductions in operating expenses primarily in the marketing area, operating expenses during the first quarter of fiscal year 2007 are estimated to be approximately $15.5 million, down 24% from the normalized operating expenses during the third quarter of fiscal year 2006 of $20.5 million.

“Today’s reduction in staff will not compromise our dedication to the highest levels of customer service or to our research and development initiatives,” Hobbs stated further.

“We are faced with several challenges in the marketplace, but our core position at the heart of computing is solidly established, and our goal is to build long-lasting value and high-growth on that strong foundation. Phoenix Technologies has always been committed to providing a secure and reliable platform that enables our customers to create value and differentiation and we will continue this commitment and our dedication to our customers’ success,” said Hobbs.

The Company expects to report financial results for the fourth fiscal quarter of 2006 ended September 30, 2006, on Monday, November 6, 2006 at 4:45 PM. (EST).

About Phoenix

Phoenix Technologies (NASDAQ: PTEC - News) is a global market leader in core system software that assures security, from the start. The Company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system-level expertise Phoenix software offers the highest levels of security and reliability. Phoenix serves ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and decrease cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Safe Harbor Statement

With the exception of historical information, the revenues and expenses guidance and other statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K, filed December 29, 2005.

Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.